Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com
FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Reports Strong Fourth Quarter, Full Year 2008 Results

• 4Q same-store merchandise sales up 6.5%

• 4Q merchandise margin increases 190 basis points to 34.6%

• 2008 net income of $16.5 million

• 2008 Adjusted EBITDA(1) of $110.6 million

CORPUS CHRISTI, Texas, February 26, 2009 – Susser Holdings Corporation (NASDAQ: SUSS) today reported that its fourth quarter ended December 28, 2008 same-store merchandise sales increased by 6.5 percent on a reported basis and by 7.3 percent comparing year-over-year results as if the Company’s November 2007 Town & Country Food Stores acquisition had taken place on January 1, 2007. Retail merchandise margin increased to 34.6 percent, from 32.7 percent a year ago. Fourth quarter convenience store merchandise sales totaled $183.9 million, up 34.6 percent from the year-earlier quarter. (For complete fourth quarter and full year 2007 results as if the Town & Country acquisition had taken place on January 1, 2007, please refer to the table at the end of this news release.(2) )

Total Company revenues for the fourth quarter of 2008 were $795.0 million, which is down 3.3 percent from a year ago due to a substantial drop in fuel prices year-over-year. Fourth quarter Adjusted EBITDA(1) totaled $30.5 million, up 79.1 percent from a year ago on a reported basis and up 42.4 percent comparing year-over-year results as if the Town & Country acquisition had taken place on January 1, 2007. Gross profit increased 44.0 percent to $113.4 million, driven by higher gasoline margins and sharply higher merchandise margins from the Company’s Stripes and Town & Country branded convenience stores.

Net income was $6.3 million in the fourth quarter of 2008, or $0.37 per diluted share, versus $1 million, or $0.05 per diluted share in the fourth quarter of 2007, excluding a non-recurring tax benefit of $6.6 million, or $0.39 per diluted share, related to the release of the Company’s remaining tax valuation allowance. Reported net income – including the effect of the tax benefit – was $7.5 million, or $0.44 per diluted share, in the year-earlier quarter.

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Full Year 2008 Results

Comparing full year results, same-store merchandise sales increased by 6.6 percent, or 7.8 percent comparing year-over-year results as if the Town & Country acquisition had taken place on January 1, 2007. Merchandise margin increased to 34.3 percent from 32.5 percent in 2007. Total merchandise sales increased 64.3 percent from 2007 to $729.9 million.

Total Company revenues were up 56.0 percent to $4.2 billion. Gross profit increased 66.3 percent to $436.6 million for 2008. Adjusted EBITDA(1) was $110.6 million, up 89.8 percent from a year ago on a reported basis and up 10.9 percent comparing year-over-year results as if the Town & Country acquisition had taken place on January 1, 2007.

Net income in 2008 was $16.5 million, or $0.97 per diluted share, versus $6.4 million, or $0.39 per diluted share, excluding the non-recurring tax benefit of $9.8 million, or $0.58 per diluted share, related to the release of the tax valuation allowance. Reported net income for 2007 – including the effect of the tax benefit – was $16.3 million, or $0.97 per diluted share.

“Although the national recession has dampened overall consumer spending, merchandise sales in our stores have continued to increase. And with gasoline prices returning to more normal levels, fuel gallons rebounded in the fourth quarter,” said Sam L. Susser, the Company’s President and Chief Executive Officer.

“While our business is not entirely recession-proof, we believe the high quality and strong value pricing we provide our customers has helped insulate us from the national trend. Customers who are ‘trading down’ in their consumption habits are discovering better values at our Stripes and Town & Country stores for beverages, snacks and the delicious tacos made to order in our Laredo Taco Company kitchens.

“Town & Country results over the past year have strongly demonstrated that the acquisition was a great strategic move, one that is providing us with needed market diversification, scale and the opportunity for continued growth,” Susser said.

New Convenience Store/Wholesale Dealer Site Update

During the fourth quarter of 2008, the Company opened five new retail units, bringing the total number of stores built in 2008 to 12. The Company also had planned closings of two smaller retail locations, bringing the total retail store count to 512 as of December 28. One additional store has opened since year-end in the Rio Grande Valley, and two more are under construction in West Texas. The Company also added three Laredo Taco Company restaurants to existing stores in the quarter, which brings the total number of stores with restaurant operations to 294, or 57 percent, at year-end.

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In its wholesale operations, Susser added 14 new dealer sites and discontinued 17 during the fourth quarter, for a total of 372 dealer sites in operation at the end of 2008. For the full year, the company opened 27 new dealer sites and discontinued 42 lower-volume sites.

Liquidity Update

As of December 28, Susser Holdings had $3.6 million drawn and $32.3 million in letters of credit outstanding under its revolving credit facility, and it had cash and cash equivalents of $8.3 million. The Company’s borrowing base was $103.4 million at year-end, leaving $67.5 million of credit available under the revolving credit facility.

During the fourth quarter of 2008, the Company completed $8.1 million of sale/leaseback financing, and although the credit markets have tightened, Susser expects to be able to finance the majority of its 2009 new store construction program using lease financing at commercially reasonable terms.

Fourth Quarter Financial and Operating Highlights

Convenience store same-store merchandise sales increased 6.5 percent from the fourth quarter of last year on a reported basis and 7.3 percent comparing year-over-year results as if the Town & Country acquisition had taken place on January 1, 2007. Total merchandise sales were $183.9 million during the fourth quarter of 2008, up 34.6 percent from a year ago. This strong growth in the retail merchandise segment was led primarily by same-store sales increases in cigarettes, packaged drinks, beer, food service and snacks.

Merchandise gross profit for the fourth quarter, net of shortages, totaled $63.6 million, up 42.4 percent from a year ago. Net merchandise margin was 34.6 percent, versus 32.7 percent a year ago. The strong margin increase reflects the benefits of operating synergies realized from the integration of Town & Country into the Susser organization and related procurement savings, an increase in higher-margin food service sales and improvements in the merchandise mix in Town & Country stores.

Retail store fuel volumes increased to 179.5 million gallons for the fourth quarter, up 28.9 percent. Average gallons sold per store were 357,775, an increase of 6.2 percent from the fourth quarter of last year, or 4.8 percent comparing year-over-year results as if the Town Country acquisition had taken place on January 1, 2007. Retail fuel sales totaled $393.2 million, down 1 percent due to lower gasoline prices at the pump, mostly offset by higher sales volumes versus year ago. Retail fuel gross margins increased to 17.7 cents per gallon in the fourth quarter, from 14.1 cents per gallon a year ago. This drove retail fuel gross profit 61.1 percent higher, to $31.7 million, reflecting a significant drop in wholesale fuel costs, partly offset by lower selling prices at the pump, and the increase in retail gallons sold.

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Wholesale fuel volumes sold to Susser’s 372 dealers and other third-party customers increased 8.3 percent to 125.8 million gallons in the fourth quarter. Wholesale fuel revenues decreased 25.4 percent to $208.8 million as a result of the sharp fall in fuel prices. Wholesale fuel gross margin was 7.2 cents per gallon, versus 6.4 cents per gallon a year earlier, which increased wholesale fuel gross profit by 21.5 percent to $9.0 million.

2009 Guidance

The Company has revised its net capital spending estimate and reconfirmed the remainder of its previously issued guidance for 2009:

	2009 Guidance	2008 Results
Merchandise Same-Store Sales Growth	3.0%-5.5%	6.6% (a)
Merchandise Margin, Net of Shortages	33.5%-35.0%	34.3%
Retail Average Per-Store Gallons Growth	0.0%-3.0%	2.6%
Retail Fuel Margins (cents/gallon)	12.5-16.5	17.8 (b)
Wholesale Fuel Margins (cents/gallon)	4.5-6.0	6.4
New Retail Stores (c)	8-16	12
New Wholesale Dealer Sites (c)	25-35	27
Gross Capital Spending	$50-$90 million	$69.3 million
Net Capital Spending (d)	$40-$60 million	$32.9 million

(a)	We include a store in the same-store sales base in its 13th month of our operation; therefore, Town & Country stores were excluded from our same-store sales base until December 2008.
(b)	We report retail fuel margins before deducting credit card costs, which were approximately 4.2 cents per gallon in 2008.
(c)	Numbers for both years do not reflect existing retail or wholesale store closures, which are typically much lower volume locations than new sites.
(d)	Net capital spending is gross capital expenditures less proceeds from sale/leaseback transactions and asset dispositions. 2009 guidance was previously $50-$60 million.

(1)	Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

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(2)	Numbers are adjusted to show results as if the November 13, 2007 Town & Country acquisition had occurred at the beginning of 2007. The transaction is more fully described in Footnote 3 of the Company’s Form 10-K for 2008, which will be filed on or before March 13, 2009 with the U.S. Securities and Exchange Commission.

Investor Conference Call and Webcast

Susser’s management team will hold a conference call on Thursday, February 26, at 11 a.m. EST (10 a.m. CST) to discuss fourth quarter and full year results. To participate in the call, dial (303) 242-0003 at least 10 minutes early and ask for the Susser conference call. A replay will be available approximately two hours after the call ends and will be accessible through March 5. To access the replay, dial (303) 590-3000 and enter the pass code 11126464#.

The conference call will also be accessible via Susser’s Web site at www.susser.com. To listen to the live call, please visit the Investor Relations page of Susser’s Web site at least 10 minutes early to register and download any necessary software. An archive will be available shortly after the call for approximately 60 days.

About Susser Holdings Corporation

Corpus Christi, Texas-based Susser Holdings Corporation is a third generation family led business that currently operates more than 510 convenience stores in Texas, New Mexico and Oklahoma under the Stripes and Town & Country banners. Restaurant service is available in over 290 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin’ brands. The Company also supplies branded motor fuel to approximately 370 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 28, 2008, which will be filed on or before March 13, 2009. These forward-looking statements are based on and include our

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estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

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SUSSER HOLDINGS CORPORATION

Consolidated Statements of Operations

	Three Months Ended (unaudited)		Twelve Months Ended
	December 30, 2007	December 28, 2008	December 30, 2007	December 28, 2008
	(in thousands)
Revenues:
Merchandise sales	$136,701	$183,944	$444,218	$729,857
Motor fuel sales	677,860	601,970	2,247,220	3,474,222
Other	7,334	9,064	25,924	35,804

Total revenues	821,895	794,978	2,717,362	4,239,883

Cost of Sales:
Merchandise	92,059	120,352	299,652	479,215
Motor fuel	650,722	561,201	2,153,979	3,322,732
Other	304	(23)	1,132	1,288

Total Cost of Sales	743,085	681,530	2,454,763	3,803,235

Gross Profit	78,810	113,448	262,599	436,648

Operating Expenses:
Personnel	24,723	33,732	82,459	133,080
General & Administrative	8,413	10,352	27,944	36,932
Operating	21,406	31,072	70,391	125,266
Rent	7,567	8,806	25,822	34,620
Royalties	—	—	66	—
Loss on disposal of assets and impairment charge	107	54	190	9
Depreciation, amortization and accretion	8,472	9,933	29,469	40,842

Total operating expenses	70,688	93,949	236,341	370,749

Income from operations	8,122	19,499	26,258	65,899

Other income (expense):
Interest expense, net	(6,947)	(9,949)	(16,152)	(39,256)
Other miscellaneous	117	39	435	278

Total other income (expense)	(6,830)	(9,910)	(15,717)	(38,978)
Minority interest in income of consolidated subsidiaries	(10)	(11)	(42)	(48)

Net income before income taxes	1,282	9,578	10,499	26,873
Income tax (expense) benefit	6,256	(3,265)	5,753	(10,396)

Net income	$7,538	$6,313	$16,252	$16,477

Earnings per common share:
Basic	$0.45	$0.37	$0.97	$0.98
Diluted	$0.44	$0.37	$0.97	$0.97

Weighted average shares outstanding:
Basic	16,822,071	16,894,649	16,734,571	16,883,965
Diluted	17,017,307	16,968,822	16,817,417	16,976,320

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SUSSER HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 30, 2007	December 28, 2008
Assets
Current assets:
Cash and cash equivalents	$7,831	$8,284
Accounts receivable, net of allowance for doubtful accounts $1,360 at December 30, 2007 and $1,070 at December 28, 2008	69,368	51,544
Inventories, net	69,577	62,878
Assets held for sale	903	—
Other current assets	8,209	5,053

Total current assets	155,888	127,759

Property and equipment, net	410,745	408,733

Other assets:
Goodwill	248,809	238,603
Intangible assets, net	25,497	34,609
Other noncurrent assets	12,753	15,647

Total other assets	287,059	288,859

Total assets	$853,692	$825,351

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$127,756	$90,911
Accrued expenses and other current liabilities	39,406	35,738
Current maturities of long-term debt	3,937	9,233
Deferred purchase price – TCFS acquisition	10,000	10,000

Total current liabilities	181,099	145,882

Long-term debt	374,754	395,736
Revolving line of credit	34,640	3,630
Deferred gain, long-term portion	31,511	33,720
Deferred tax liability, long-term portion	27,145	28,323
Other noncurrent liabilities	20,068	13,087

Total long-term liabilities	488,118	474,496

Minority interests in consolidated subsidiaries	684	731

Commitments and contingencies

Common stock, $.01 par value; 125,000,000 shares authorized; 17,006,662 issued and 16,995,338 outstanding as of December 30, 2007; 17,048,972 issued and 17,037,648 outstanding as of December 28, 2008	170	170
Additional paid-in capital	172,765	173,294
Retained earnings	10,856	30,778

Total shareholders’ equity	183,791	204,242

Total liabilities and shareholders’ equity	$853,692	$825,351

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Key Operating Metrics

	Three Months Ended			Twelve Months Ended
	December 30, 2007			December 30, 2007
	Actual	With T&C(1)	December 28, 2008	Actual	With T&C(1)	December 28, 2008
Revenue:
Merchandise sales	$136,701	$166,509	$183,944	$444,218	$653,032	$729,857
Motor fuel - retail	397,902	483,282	393,201	1,211,751	1,768,635	2,150,727
Motor fuel - wholesale	279,958	281,745	208,769	1,035,469	1,047,605	1,323,495
Other	7,334	8,671	9,064	25,924	35,186	35,804

Total revenue	$821,895	$940,207	$794,978	$2,717,362	$3,504,458	$4,239,883
Gross profit:
Merchandise	$44,642	$52,247	$63,592	$144,566	$211,740	$250,642
Motor fuel - retail (2)	19,698	27,319	31,732	67,588	111,770	120,556
Motor fuel - wholesale(2)	7,440	7,567	9,037	25,653	26,633	30,934
Other	7,030	8,152	9,087	24,792	32,726	34,516

Total gross profit	$78,810	$95,285	$113,448	$262,599	$382,869	$436,648
Adjusted EBITDA: (3)
Retail	$12,513	—	$24,615	$44,306	—	$91,734
Wholesale	5,956	—	7,318	20,342	—	24,849
Other	(1,423)	—	(1,400)	(6,344)	—	(5,935)

Total Adjusted EBITDA	$17,046	$21,438	$30,533	$58,304	$99,769	$110,648

Retail merchandise margin	32.7%	31.4%	34.6%	32.5%	32.4%	34.3%
Merchandise same store sales growth	11.7%	—	6.5%	7.7%	—	6.6%
Merchandise same store sales growth with T&C (1)	—	—	7.3%	—	—	7.8%
Average per retail store:
Merchandise sales	$326	$334	$360	$1,272	$1,320	$1,437
Motor fuel gallons	337	342	358	1,321	1,353	1,355
Motor fuel gallons sold:
Retail	139,236	167,447	179,483	456,527	657,215	677,308
Wholesale	116,152	116,850	125,759	465,186	470,278	486,516
Average retail price of motor fuel	$2.86	$2.89	$2.19	$2.65	$2.69	$3.18
Motor fuel gross profit cents per gallon:
Retail (2)	14.1¢	16.3¢	17.7¢	14.8¢	17.0¢	17.8¢
Wholesale (2)	6.4¢	6.5¢	7.2¢	5.5¢	5.7¢	6.4¢

(1)	Comparative results as if the TCFS Acquisition had occurred at the beginning of Fiscal 2007.
(2)	Reflects reclassification of fuel vendor incentives from operating expense to fuel cost of sales of $1.5 million for Fiscal 2007 and $1.1 million for fourth quarter 2007. This reclassification increased retail fuel margin by less than 0.1 cents per gallon for full year and fourth quarter 2007, and increased wholesale fuel margin by 0.3 cents per gallon and 0.9 cents per gallon for the full year and fourth quarter 2007, respectively, from that previously reported.
(3)	See following Reconciliation of Non-GAAP Measures to GAAP Measures.

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Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA and adjusted EBITDAR (along with certain other items) are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

We believe that adjusted EBITDA and adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as a performance and liquidity measure under our subsidiaries’ revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;

•	securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•

they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our board of directors and management for determining certain management compensation targets and thresholds.

EBITDA, adjusted EBITDA and adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

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The following table presents a reconciliation of net income to EBITDA, adjusted EBITDA and adjusted EBITDAR:

	Three Months Ended			Year Ended
	December 30, 2007			December 30, 2007
	Actual	With T&C(1)	December 28, 2008	Actual	With T&C(1)	December 28, 2008
	(in thousands)
Net income	$7,538	$(72)	$6,313	$16,252	$8,097	$16,477
Depreciation, amortization and accretion	8,472	9,481	9,933	29,469	40,971	40,842
Interest expense, net	6,947	11,257	9,949	16,152	41,917	39,256
Income tax expense (benefit)	(6,256)	417	3,265	(5,753)	6,608	10,396

EBITDA	16,701	21,083	29,460	56,120	97,593	106,971
Non-cash stock-based compensation	355	355	1,058	2,429	2,429	3,946
Loss on disposal of assets	107	116	54	190	182	9
Other miscellaneous (2)	(117)	(116)	(39)	(435)	(435)	(278)

Adjusted EBITDA	17,046	21,438	30,533	58,304	99,769	110,648
Rent expense	7,567	8,355	8,806	25,822	30,845	34,620

Adjusted EBITDAR	$24,613	$29,793	$39,339	$84,126	$130,614	$145,268

(1)	Comparative results as if the TCFS Acquisition had occurred at the beginning of Fiscal 2007.
(2)	Other miscellaneous charges represent income from a non-consolidated joint venture and other non-operating income.

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, adjusted EBITDA and adjusted EBITDAR:

	Year Ended
	December 30, 2007	December 28, 2008
	(in thousands)
Net cash provided by operating activities	$27,700	$39,275
Changes in operating assets & liabilities	6,424	26,945
Gain on disposal of assets	(190)	(9)
Stock based compensation expense	(2,429)	(3,946)
Minority interest	(54)	(47)
Deferred income tax	14,270	(5,419)
Amortization of debt premium	—	520
Income Taxes	(5,753)	10,396
Interest expense, net	16,152	39,256

EBITDA	56,120	106,971
Non-cash stock based compensation expense	2,429	3,946
Gain on disposal of assets	190	9
Other miscellaneous (1)	(435)	(278)

Adjusted EBITDA	58,304	110,648
Rent expense	25,822	34,620

Adjusted EBITDAR	$84,126	$145,268

(1)	Other miscellaneous charges represent income from a non-consolidated joint venture and other non-operating income.